Exhibit 99.1

FOR IMMEDIATE RELEASE
Comscore Announces CEO Appointment
Jon Carpenter Appointed Chief Executive Officer
Dr. Nana Banerjee Named Chairman
Mary Margaret Curry Named Chief Financial Officer
RESTON, Va., July 6, 2022 – Comscore, Inc. (Nasdaq: SCOR), a trusted partner for planning, transacting and evaluating media across platforms, announced today that Jon Carpenter, who has served as the company's chief financial officer since November 2021, has been appointed by Comscore's board of directors as chief executive officer, effective today. This announcement caps off a full search of external and internal candidates initiated earlier this year when current CEO and executive vice chairman Bill Livek announced his planned retirement. Comscore also announced that Dr. Nana Banerjee, who has served as a director on Comscore's board since March 2021, has been designated non-executive chairman of the board. Brent Rosenthal, who has served as chairman since 2018, will continue to serve as lead director. Mary Margaret Curry, who currently serves as the company's chief accounting officer, has been promoted to chief financial officer and treasurer.
Mr. Carpenter's experience in the media and measurement industry includes successful senior operational and financial leadership roles at NBC Universal, Nielsen, and at Publisher's Clearing House (PCH), where in addition to serving as that company's CFO, he also had operating responsibility for growing and accelerating its digital advertising business organically and through strategic acquisitions. Mr. Carpenter, whose career also includes finance leadership roles for Sears Holdings, began his career with General Electric where he rose through their leadership development program.
"Jon's strong operational focus, strategic acumen, and experience driving both growth and profitability are exactly what we need for Comscore's next chapter. In addition to his background in finance, as well as in media and measurement sectors, Jon brings a customer-centric ethos. I am excited for and confident in Comscore's future under Jon's leadership," said Dr. Banerjee. "Along with the rest of the board, I am committed to working with Jon and the rest of the management team to help accelerate Comscore's growth trajectory and achieve its full potential."
Dr. Banerjee brings expertise in data analytics and information services sectors, and experience in successfully transforming global businesses, evidenced in prior roles as CEO of McGraw-Hill, Group President of Verisk Analytics, CEO and COO of Argus Information and Advisory Services, and senior leadership roles at Citibank and GE Capital.
"Since arriving, Jon and Nana have been integral to the team’s collective effort to drive growth, profitability and operational excellence. I look forward to continuing to work together on behalf of our company, employees, customers, and all shareholders," said Mr. Rosenthal.
Said Mr. Carpenter, "I am honored to step into this role and excited about the opportunity that's ahead for Comscore. The marketplaces in which we operate are changing rapidly, but with Comscore's rich history of delivering measurement solutions, coupled with the talent of our team, I am enthusiastic and confident in our ability to deliver the innovative products and solutions our customers need and want."
Ms. Curry joined Comscore in 2011 as global tax director and has since served in roles of increasing scope and responsibility, including as senior director of global tax compliance and reporting, vice president of tax and treasury, and senior vice president and controller. Before joining the company, she spent nine years with KPMG.
"Mary Margaret brings deep Comscore knowledge and financial expertise to the CFO role, and I look forward to continuing to partner with her as we execute on our strategic plan," continued Mr. Carpenter. "Comscore has been a groundbreaker since its founding, and I believe we're just getting started in our next chapter. I know that I join the rest of the Comscore team in thanking Bill not just for his leadership and many contributions to Comscore, but also to the industry, and I am grateful we will have his continued involvement on the board."
"I'm proud of the work we have done at Comscore, and proud to continue to be part of this great company through my board engagement. I believe that Comscore is the answer to the measurement and insight challenges facing our industry. I am confident that Jon, Mary Margaret and the Comscore team will carry that torch forward," said Mr. Livek.

About Comscore
Comscore (Nasdaq: SCOR) is a trusted partner for planning, transacting and evaluating media across platforms. With a data footprint that combines digital, linear TV, over-the-top and theatrical viewership intelligence with advanced audience insights, Comscore allows media buyers and sellers to quantify their multiscreen behavior and make business decisions with confidence. A proven leader in measuring digital and TV audiences and advertising at scale, Comscore is the industry's emerging, third-party source for reliable and comprehensive cross-platform measurement.
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